Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com
Record Start to 2018 at Six Flags
First Quarter Revenue Grows 30 Percent Driven by 27 Percent Increase in Attendance
GRAND PRAIRIE, Texas — April 24, 2018 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced that revenue for the first quarter of 2018 increased by $29 million or 30 percent from the first quarter of 2017 to a record-high $129 million. The revenue growth resulted primarily from a 27 percent increase in the number of guests visiting Six Flags parks, and the success of both the company’s pricing strategy and international licensing program. Attendance at Six Flags properties grew by 0.5 million to 2.4 million guests. This increase was driven by additional operating days from Six Flags Magic Mountain moving to a 365-day calendar; Hurricane Harbor Mexico being open in the first quarter, while not open in the first quarter of 2017; adjustments to park operating schedules due to the earlier timing of the Easter holiday; and additional attendance due to the company’s higher Active Pass Base, which represents the total number of guests who have purchased a season pass or who are enrolled in the company’s membership program.
“We are firing on all cylinders as we made excellent progress in the quarter against each of our five growth initiatives,” said Jim Reid-Anderson, Chairman, President and CEO. “With our record-high Active Pass Base, ongoing price increases across all ticket and culinary programs, growing dining pass penetration, new water park openings and new international licensing agreements, we are poised to deliver another record year of financial performance in 2018. We remain laser-focused on exceeding $600 million of Modified EBITDA1 in 2018 and continue to work toward our long-term aspirational goal of $750 million of Modified EBITDA by 2020.”
Since most of the parks were not scheduled to be open during the first quarter, the company had a net loss during the quarter of $62 million. The loss per share for the first quarter of 2018 was $0.74 compared to a loss per share of $0.63 in the first quarter of 2017, primarily due to a reduced tax benefit in the quarter because of federal tax reform. Adjusted EBITDA2 for the first quarter was a loss of $19 million, an improvement of $16 million over the prior year period primarily due to the 27 percent increase in attendance and higher guest spending per capita. Modified EBITDA for the twelve months ended March 31, 2018, was $574 million, an increase of $41 million or 8 percent compared to the twelve months ended March 31, 2017. Modified EBITDA margin for the 12-month period improved to a new industry high of 41.4 percent.
The company’s Active Pass Base increased 10 percent year-over-year to a new all-time high for the first quarter. Increasing season pass and membership penetration is a key tenet of the company’s growth strategy, providing a platform of recurring revenue and the ability to further grow attendance as the company expands its network of parks. Season pass holders, and especially members, are the company’s most loyal and valuable guests, generating more recurring revenue and cash flow for the company than a single day guest. Season passes and memberships also provide an excellent hedge against inclement weather throughout the season.
Deferred revenue of $182 million as of March 31, 2018, increased by $25 million or 16 percent from March 31, 2017, primarily due to a higher level of season pass, membership and all season dining pass sales for the 2018 season.
Total guest spending per capita for the first quarter of 2018 was $46.07, an increase of $1.78 or 4 percent compared to the first quarter of 2017. Admissions revenue per capita increased $0.66 to $28.15 and in-park spending per capita increased $1.12 to $17.93. Favorable foreign currency rate translation accounted for $0.59 of the increase in total guest spending per capita, although it had a negligible impact on Modified EBITDA and Adjusted EBITDA.
In the first quarter of 2018, the company invested $42 million in new capital projects. The company also paid $66.0 million in dividends, or $0.78 per common share, and repurchased 1.3 million shares of its common stock at an aggregate cost of $81 million, leaving 83.5 million shares of stock outstanding as of March 31, 2018. The authorized share repurchase amount available as of March 31, 2018, was $262 million.
Net Debt3 as of March 31, 2018, calculated as total reported debt of $2.18 billion less cash and cash equivalents of $33 million, was $2.14 billion, representing a net leverage ratio of 4.0 times Adjusted EBITDA.

Previous Announcements
On February 20, 2018, the company announced an ambitious initiative to power two more of its parks almost entirely with solar power, bringing the number of parks in this program to three. Once the projects are constructed, the company expects to save approximately $3 million per year in energy costs.
On March 26, 2018, the company announced that its lenders approved a reduction to the borrowing rate on the company’s Term Loan B Credit Facility, reducing the company’s borrowing rate by 25 basis points. In conjunction with the repricing, the company increased the size of its Term Loan B Credit Facility by $39 million, which funded on April 18, 2018. Proceeds will be used for general corporate purposes, including share repurchases.
On April 4, 2018, the company and Saudi Arabia’s Public Investment Fund (PIF) announced plans to develop a Six Flags-branded theme park in the city of Riyadh.
On April 24, 2018, the company and its partner in China, Riverside Investment Group, announced a licensing agreement to develop three Six Flags-branded parks in Nanjing, China, which will be the partner’s third park complex. The parks are expected to begin opening in 2021.
Conference Call
At 8:00 a.m. Central Time tomorrow, April 25, 2018, the company will host a conference call to discuss its first quarter 2018 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through May 2, 2018 and requesting conference ID 1772359.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.4 billion in revenue and 20 parks across the United States, Mexico and Canada. For 57 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.
Footnotes

(1)	See the following financial statements and Note 3 to those financial statements for a discussion of Modified EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(3)	Net Debt (a non-GAAP financial measure) represents total long-term debt as reported, including current portion, and any short-term bank borrowings, less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Theme park admissions	$66,321	$50,948	$756,648	$708,280
Theme park food, merchandise and other	42,246	31,160	535,668	514,037
Sponsorship, licensing and other fees	16,092	13,290	80,898	65,187
Accommodations revenue	4,305	4,130	15,296	16,003
Total revenue	128,964	99,528	1,388,510	1,303,507
Operating expenses (excluding depreciation and amortization shown separately below)	102,500	92,900	521,473	489,061
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	36,385	34,983	183,169	176,723
Costs of products sold	10,463	7,581	113,256	107,022
Other net periodic pension benefit	(1,277)	(846)	(3,753)	(2,253)
Depreciation	28,018	26,643	110,581	105,555
Amortization	611	648	2,428	2,601
Stock-based compensation	4,553	11,990	(30,134)	126,323
Loss on disposal of assets	1,911	670	5,200	3,121
Interest expense, net	25,885	21,001	103,894	83,415
Loss on debt extinguishment	—	—	37,116	2,935
Other expense (income), net	1,935	(903)	3,109	82
(Loss) income before income taxes	(82,020)	(95,139)	342,171	208,922
Income tax (benefit) expense	(19,675)	(37,591)	33,942	62,808
Net (loss) income	(62,345)	(57,548)	308,229	146,114
Less: Net income attributable to noncontrolling interests	—	—	39,210	38,425
Net (loss) income attributable to Six Flags Entertainment Corporation	$(62,345)	$(57,548)	$269,019	$107,689

Weighted-average number of common shares outstanding:
Weighted-average common shares outstanding — basic:	84,457	91,151	85,151	92,051
Weighted-average common shares outstanding — diluted:	84,457	91,151	86,689	94,011

Net (loss) income per average common share outstanding:
Net (loss) income per average common share outstanding — basic:	$(0.74)	$(0.63)	$3.16	$1.17
Net (loss) income per average common share outstanding — diluted:	$(0.74)	$(0.63)	$3.10	$1.15

SIX FLAGS ENTERTAINMENT CORPORATION

Balance Sheet Data

	As of
(Amounts in thousands)	March 31, 2018	December 31, 2017
Cash and cash equivalents	$33,055	$77,496
Total assets	2,443,991	2,456,676

Deferred revenue	182,268	142,014
Short-term borrowings	155,000	—
Long-term debt	2,021,675	2,021,178

Redeemable noncontrolling interests	494,431	494,431

Total stockholders' deficit	(698,175)	(505,112)

Shares outstanding	83,536	84,488

SIX FLAGS ENTERTAINMENT CORPORATION

Definition and Reconciliation of Non-GAAP Financial Measures
We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.
However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.
The following table sets forth a reconciliation of net (loss) income to Adjusted EBITDA for the three months and twelve months ended March 31, 2018 and March 31, 2017:

	Three Months Ended		Twelve Months Ended
(Amounts in thousands)	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net (loss) income	$(62,345)	$(57,548)	$308,229	$146,114
Income tax (benefit) expense	(19,675)	(37,591)	33,942	62,808
Other expense (income), net	1,935	(903)	3,109	82
Loss on debt extinguishment	—	—	37,116	2,935
Interest expense, net	25,885	21,001	103,894	83,415
Loss on disposal of assets	1,911	670	5,200	3,121
Amortization	611	648	2,428	2,601
Depreciation	28,018	26,643	110,581	105,555
Stock-based compensation	4,553	11,990	(30,134)	126,323
Impact of Fresh Start valuation adjustments (2)	3	10	33	77
Modified EBITDA (3)	(19,104)	(35,080)	574,398	533,031
Third party interest in EBITDA of certain operations (4)	—	—	(39,210)	(38,425)
Adjusted EBITDA (3)	$(19,104)	$(35,080)	$535,188	$494,606

Weighted-average common shares outstanding — basic:	84,457	91,151	85,151	92,051

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net cash (used in) provided by operating activities to Adjusted Free Cash Flow for the three months and twelve months ended March 31, 2018 and March 31, 2017:

	Three Months Ended		Twelve Months Ended
(Amounts in thousands)	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net cash (used in) provided by operating activities	$(22,807)	$(60,588)	$482,848	$455,652
Changes in working capital	(28,004)	2,942	(26,476)	(13,282)
Interest expense, net	25,885	21,001	103,894	83,415
Income tax (benefit) expense	(19,675)	(37,591)	33,942	62,808
Amortization of debt issuance costs	(962)	(1,171)	(3,852)	(4,608)
Other expense (income), net	26	1,171	(3,790)	1,826
Interest accretion on notes payable	(335)	(92)	(1,299)	(388)
Changes in deferred income taxes	26,765	39,238	(10,902)	(52,469)
Impact of Fresh Start valuation adjustments (2)	3	10	33	77
Third party interest in EBITDA of certain operations (4)	—	—	(39,210)	(38,425)
Capital expenditures	(42,483)	(51,634)	(125,545)	(138,030)
Cash paid for interest, net	(29,622)	(35,774)	(89,137)	(75,907)
Cash taxes (5)	(6,994)	(2,662)	(18,805)	(13,950)
Adjusted Free Cash Flow (6)	$(98,203)	$(125,150)	$301,701	$266,719

Weighted-average common shares outstanding — basic:	84,457	91,151	85,151	92,051

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next two years. Cash taxes paid represents statutory taxes paid, primarily driven by Mexico and state level obligations.

(6)
Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash (used in) provided by operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.